Designated Filer: WPM, L.P.
Issuer & Ticker Symbol: Metavante Technologies, Inc. (MV)

Date of Event Requiring Statement: October 1, 2009

Exhibit 99.1

Explanation of Responses

(1)

Shares were disposed of on October 1, 2009 (the “Effective Date”) in connection with the consummation of the merger (the “Merger”) of Metavante Technologies, Inc. (“Metavante”) with and into Cars Holdings, LLC (“Merger Sub”), a wholly owned subsidiary of Fidelity National Information Services, Inc. (“FIS”), pursuant to the Agreement and Plan of Merger, dated as of March 31, 2009, by and among FIS, Merger Sub and Metavante (the “Merger Agreement”).

(2)

This Form 4 is being filed on behalf of WPM, L.P., a Delaware limited partnership ("WPM"), WPM GP, LLC, a Delaware limited liability company ("WPM GP"), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), Warburg Pincus IX LLC, a New York limited liability company ("WP IX LLC"), Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"), Warburg Pincus & Co., a New York general partnership ("WP"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the "Reporting Persons").

(3)

WPM GP, the sole general partner of WPM, is a wholly-owned subsidiary of WP IX. WP IX LLC is the sole general partner of WP IX. WP Partners is the sole member of WP IX LLC. WP is the managing member of WP Partners. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control the Reporting Persons. Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of the Issuer's common stock except to the extent of any indirect pecuniary interest therein.